                                                               EXHIBIT (a)(1)(A)

                                 [HASBRO LOGO]

                           OFFER TO PURCHASE FOR CASH
                  UP TO 17,250,000 SHARES OF ITS COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERENCE STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT IN EXCESS OF $17.50
                         NOR LESS THAN $15.25 PER SHARE

    THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 27, 2000, UNLESS THE TENDER
                               OFFER IS EXTENDED.

   Hasbro, Inc., a Rhode Island corporation, invites its shareholders to tender 17,250,000 shares, or such lesser number of shares as are properly tendered, of its common stock, including the associated preference stock purchase rights issued under the Rights Agreement, dated as of June 16, 1999, between Hasbro and BankBoston, N.A., to Hasbro at prices specified by you that are not in excess of $17.50 nor less than $15.25 per share, net to the seller in cash, without interest. Your tenders must be on the terms and subject to the conditions set forth in this document and the related letter of transmittal which, as amended and supplemented from time to time, together constitute the tender offer. Unless the context otherwise requires, all references to shares shall include the associated preference stock purchase rights.

   On the terms and subject to the conditions of the tender offer, Hasbro will determine the single per share price not in excess of $17.50 nor less than $15.25 per share net to the seller in cash, without interest, that it will pay for shares properly tendered in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. Hasbro will select the lowest purchase price that will allow it to purchase 17,250,000 shares, or such lesser number of shares as are properly tendered, at prices not in excess of $17.50 nor less than $15.25 per share. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. Hasbro reserves the right, in its sole discretion, to purchase more than 17,250,000 shares in the tender offer, subject to applicable law. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering shareholders at Hasbro's expense as promptly as practicable after the expiration of the tender offer. If you own beneficially or of record less than 100 shares, tender all of them at or below the purchase price before the tender offer expires and complete the section entitled "Odd Lots" in the related letter of transmittal, Hasbro will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

   THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

   The shares are listed and traded on the New York Stock Exchange under the trading symbol "HAS". On February 24, 2000, the last trading day before the date of the public announcement of the tender offer, the last reported sale price of the shares on the NYSE Composite Tape was $14.50. Shareholders are urged to obtain current market quotations for the shares. See Section 7.

   THE BOARD OF DIRECTORS OF HASBRO HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER HASBRO NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. HASBRO'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED HASBRO THAT THEY WILL NOT TENDER ANY SHARES IN THE TENDER OFFER.

                                   IMPORTANT

   If you wish to tender all or any part of your shares, you should either

      (a) complete and sign a letter of transmittal, or a manually signed facsimile of it, according to the instructions in the related letter of transmittal and mail or deliver it, together with any required signature guarantee, and any other required documents to BankBoston, N.A., the depositary for the tender offer, and mail or deliver the certificates for the shares to the depositary together with any other documents required by the letter of transmittal or tender the shares according to the procedure for book-entry transfer described in Section 3, or

      (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

   If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and

      (a) your certificates for the shares are not immediately available or cannot be delivered to the depositary, or

      (b) you cannot comply with the procedure for book-entry transfer, or

      (c) your other required documents cannot be delivered to the depositary by the expiration of the tender offer,

you must tender your shares according to the guaranteed delivery procedure described in Section 3.

   TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE RELATED LETTER OF TRANSMITTAL INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

   Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the tender offer, or to Salomon Smith Barney Inc., the dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related letter of transmittal or the notice of guaranteed delivery may be directed to the information agent.

   HASBRO HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF HASBRO AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. HASBRO HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HASBRO OR THE DEALER MANAGER.

                  The dealer manager for the tender offer is:

                              SALOMON SMITH BARNEY
February 29, 2000

                               TABLE OF CONTENTS

SECTION                                                         PAGE
-------                                                         ----
Summary Term Sheet..........................................      1
Introduction................................................      4
The Tender Offer............................................      7
   1.  Number of Shares; Proration..........................      7
   2.  Purpose of the Tender Offer; Material Effects of the
       Tender Offer.........................................      9
   3.  Procedures for Tendering Shares......................     11
   4.  Withdrawal Rights....................................     15
   5.  Purchase of Shares and Payment of Purchase Price.....     15
   6.  Conditions of the Tender Offer.......................     16
   7.  Price Range of Shares; Dividends.....................     18
   8.  Source and Amount of Funds...........................     21
   9.  Certain Information Concerning Hasbro................     21
  10.  Interest of Directors and Executive Officers and
       Principal Shareholders; Transactions and Arrangements
       Concerning Shares....................................     22
  11.  Effects of the Tender Offer on the Market for Shares;
       Registration Under the Exchange Act..................     23
  12.  Legal Matters; Regulatory Approvals..................     24
  13.  United States Federal Income Tax Consequences........     24
  14.  Extension of the Tender Offer; Termination;
    Amendment...............................................     27
  15.  Fees and Expenses....................................     28
  16.  Miscellaneous........................................     29

                           FORWARD-LOOKING STATEMENTS

     This offer to purchase, including the Summary Term Sheet, the Introduction and Sections 2, 6, 7, 8, 9, 10, 11 and 13 contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "expect", "intend", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Hasbro's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to:

     - Hasbro's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers in a competitive product environment;

     - economic conditions, currency fluctuations and government regulation and other actions in the various markets in which Hasbro operates throughout the world;

     - the inventory policies of retailers, including the continuing trend of concentration of Hasbro's revenues in the second half and fourth quarter of the year, together with the increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules;

     - the impact of competition on revenues, margins and other aspects of Hasbro's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment;

     - market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of Hasbro's Consolidation Program or alter Hasbro's actions and reduce actual results;

     - the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and

     - with respect to Hasbro's on-line game site initiative, technical difficulties in adapting games to on-line format and establishing the on-line game site that could delay or increase the cost of the site becoming operational; the acceptance by consumers of the games and other products and services to be offered at Hasbro's on-line game site; competition from other on-line game sites and other game playing formats; and the fact that the current business model for on-line games is experimental, and on-line revenues may not be sufficient to cover the significant advertising expenditures required or the support, service and product enhancement demands of on-line users.

     Hasbro undertakes no obligation to make any revisions to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent as this document. We urge you to read the entire document and the related letter of transmittal because it contains the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my
shares?.......................   Hasbro, Inc. is offering to purchase your
                                 shares of Hasbro common stock and the
                                 associated preference stock purchase rights.
                                 See Introduction.

What will the purchase price
for the shares be?............   Hasbro will determine the purchase price that
                                 it will pay per share as promptly as
                                 practicable after the tender offer expires. The purchase price will not be in excess of $17.50 nor less than $15.25 per share. Hasbro will pay this purchase price in cash for all the shares it purchases under the tender offer even if some of the shares are tendered below the purchase price. See Section 1.

How many shares will Hasbro
purchase?.....................   Hasbro will purchase 17,250,000 shares of its
                                 common stock in the tender offer, or such lesser number of shares as are properly tendered. Each share is coupled with an associated preference stock purchase right which Hasbro will reacquire with the shares it purchases. No additional consideration will be paid for the preference stock purchase rights.
                                 See Section 1. The tender offer is not
                                 conditioned on any minimum number of shares being tendered. See Section 6.

How will Hasbro pay for the
shares?.......................   Hasbro expects to fund the purchase of shares
                                 under the tender offer and the payment of related fees and expenses from available cash and the net proceeds of the issuance and sale of unsecured short-term commercial paper notes.
                                 Hasbro has obtained a commitment from Citibank, N.A. to provide up to $300 million of short-term financing, including as a backstop to the proposed commercial paper issuance. The tender offer is not subject to Hasbro's receipt of financing. See Section 8.

How long do I have to tender
my shares?....................   You may tender your shares until the tender
                                 offer expires. The tender offer will expire on Monday, March 27, 2000, at 12:00 Midnight, New
                                 York City time, unless Hasbro extends it. See
                                 Section 1. Hasbro may choose to extend the tender offer for any reason. See Section 14.

How will I be notified if
Hasbro extends the tender
offer?........................   Hasbro will issue a press release by 9:00 a.m.,
                                 New York City time, on the business day after the previously scheduled expiration date, if Hasbro decides to extend the tender offer. See
                                 Section 14.

Are there any conditions to
the tender offer?.............   The tender offer is subject to conditions such
                                 as the absence of court and governmental action prohibiting the tender offer, general market conditions and the condition of Hasbro's business. See Section 6.

How do I tender my shares?....   To tender your shares, prior to 12:00 Midnight,
                                 New York City time, on Monday, March 27, 2000, unless the offer is extended:

                                 -- you must deliver your share certificate(s)
                                    and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

                                 -- the depositary must receive a confirmation
                                    of receipt of your shares by book-entry
                                    transfer and a properly completed and duly executed letter of transmittal; or

                                 -- you must comply with the guaranteed delivery
                                    procedure.

                                 Contact the information agent or the dealer manager for assistance. See Section 3 and the instructions to the letter of transmittal.

Once I have tendered shares in
the tender offer, can I
withdraw my tender?...........   You may withdraw any shares you have tendered
                                 at any time before 12:00 Midnight, New York
                                 City time, on Monday, March 27, 2000, unless
                                 Hasbro extends the tender offer. Unless the shares you have tendered have been previously purchased by Hasbro, you may also withdraw your shares after 12:00 Midnight, New York City time, on Monday, April 24, 2000. See Section 4.

Has Hasbro or its board of
directors adopted a position
on the tender offer?..........   The board of directors of Hasbro has approved
                                 the tender offer. However, neither Hasbro nor its board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. Hasbro's directors and executive officers have advised Hasbro that they will not tender any shares in the tender offer. See
                                 Section 10.

If I own less than 100 shares,
and I tender all of my shares,
will I be subject to
proration?....................   If you own beneficially or of record less than
                                 100 shares, tender all of them at or below the purchase price before the tender offer expires and complete the section entitled "Odd Lots" in the related letter of transmittal, Hasbro will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

When will Hasbro pay for the
shares I tender?..............   Hasbro will pay the purchase price net in cash,
                                 without interest, for the shares it purchases as promptly as practicable after the expiration of the tender offer. See Section 5.

Will I have to pay brokerage
commissions if I tender my
shares?.......................   If you are a registered shareholder and you
                                 tender your shares directly to the depositary, you will not incur any brokerage commissions.
                                 If you hold shares through a broker or bank, Hasbro urges you to consult your broker or bank to determine whether transaction costs are applicable. See Section 2.

What are the United States
federal income tax
consequences if I tender my
shares?.......................   Generally, you will be subject to United States
                                 federal income taxation upon the receipt of cash from Hasbro in exchange for your shares accepted by Hasbro under the tender offer. In addition, such receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates. See Section 13.

Will I have to pay stock
transfer tax if I tender my
shares?.......................   If you instruct the depositary in the related
                                 letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section
                                 5.

Who can I talk to if I have
questions?....................   The information agent and the dealer manager
                                 can help answer your questions. The information agent is D.F. King and the dealer manager is Salomon Smith Barney. Their contact information is set forth on the back cover page of this document.

To the holders of common stock
     of Hasbro, Inc.:

                                  INTRODUCTION

     Hasbro, Inc., a Rhode Island corporation, invites its shareholders to tender 17,250,000 shares, or such lesser number of shares as are properly tendered, of its common stock, par value $0.50 per share, including the associated preference stock purchase rights issued under the Rights Agreement, dated as of June 16, 1999, between Hasbro and BankBoston, N.A., as Rights Agent, to Hasbro at prices that are not in excess of $17.50 nor less than $15.25 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares, upon the terms and subject to the conditions set forth in this document and in the related letter of transmittal, which, as amended and supplemented from time to time, together constitute the tender offer. Unless the context otherwise requires, all references to shares shall include the associated preference stock purchase rights.

     Hasbro will, upon the terms and subject to the conditions of the tender offer, determine the single per share price, not in excess of $17.50 nor less than $15.25 per share, net to the seller in cash, without interest, that it will pay for shares properly tendered under the tender offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders. Hasbro will select the lowest purchase price that will allow it to purchase 17,250,000 shares, or such lesser number of shares as are properly tendered, at prices not in excess of $17.50 nor less than $15.25 per share. All shares properly tendered before the "expiration date" (as defined in Section 1) at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the tender offer, including the proration provisions. Shares held by shareholders who own beneficially or of record less than 100 shares, who tender all of their shares at or below the purchase price before the tender offer expires and who complete the section entitled "Odd Lots" in the related letter of transmittal will be accepted for payment before proration, if any, of the purchase of other tendered shares. See Section 1. Shares tendered at prices in excess of the purchase price and shares not purchased in the tender offer because of proration will be returned at Hasbro's expense to the shareholders who tendered such shares as promptly as practicable after the expiration date. Hasbro reserves the right, in its sole discretion, to purchase more than 17,250,000 shares under the tender offer, subject to applicable law. See Section 14.

     THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

     THE BOARD OF DIRECTORS OF HASBRO HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER HASBRO NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. HASBRO'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED HASBRO THAT THEY WILL NOT TENDER ANY SHARES IN THE TENDER OFFER. SEE SECTION 10.

     Upon the terms and subject to the conditions of the tender offer, if at the expiration date more than 17,250,000 shares, or such greater number of shares as Hasbro may elect to purchase, subject to applicable law, are properly tendered at prices at or below the purchase price and not properly withdrawn, Hasbro will purchase shares first from all "odd lot holders" (as defined in Section 1) who properly tender all their shares at or below the purchase price and do not properly withdraw them before the expiration date, and then on a pro rata basis from all other shareholders who properly tender shares at prices at or below the purchase price and do not properly withdraw them before the expiration date. See
Section 1.

     A tender of shares under the tender offer will include a tender of the associated preference stock purchase rights. No separate consideration will be paid for such preference stock purchase rights. See Section 7.

     The purchase price will be paid net to the tendering shareholder in cash, without interest, for all shares purchased. Tendering shareholders who hold shares in their own name and who tender their shares directly to the depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the related letter of transmittal, stock transfer taxes on the purchase of shares by Hasbro under the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through the brokers or banks and not directly to the depositary. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE RELATED LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING SHAREHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. Hasbro will pay all fees and expenses of the dealer manager, the depositary and the information agent incurred in connection with the tender offer. See Section 15.

     The address of Hasbro's principal executive office is 1027 Newport Avenue, Pawtucket, Rhode Island 02861 and the telephone number is (401) 431-8697.

BACKGROUND

     On December 6, 1999, the board of directors of Hasbro approved a $500 million share repurchase program. The share repurchase program supplemented the $500 million share repurchase program begun by Hasbro in December 1997, which was substantially complete in December 1999. On February 17, 2000, the board of directors of Hasbro authorized Hasbro's management to undertake as part of the share repurchase program a tender offer for shares of Hasbro. Assuming the maximum number of shares are tendered and not properly withdrawn at the maximum range of the purchase price, Hasbro will spend approximately $300 million to repurchase 17,250,000 shares. The tender offer effectively accelerates Hasbro's existing $500 million share repurchase program. The board of directors of Hasbro has also approved the repurchase of shares from time to time under the December 6, 1999 share repurchase program on the open market beginning no earlier than 10 business days following the expiration date.

     The tender offer provides shareholders of Hasbro who are considering a sale of all or a portion of their shares with the opportunity to determine the price or prices, not in excess of $17.50 nor less than $15.25 per share, at which they are willing to sell their shares and, subject to the terms and conditions of the tender offer and where shares are tendered by the registered owner thereof directly to the depositary, to sell those shares for cash without the usual transaction costs associated with open market sales. In addition, odd lot holders who hold shares in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their shares in a transaction on The New York Stock Exchange, referred to as the "NYSE". The tender offer also allows shareholders to sell a portion of their shares while retaining a continuing equity interest in Hasbro. Shareholders who do not accept the tender offer will realize a proportionate increase in their relative equity interest in Hasbro, subject to Hasbro's right to issue additional shares and other equity securities in the future. In determining whether to tender shares under the tender offer, shareholders should consider the possibility that they may be able to sell their non-tendered shares in the future on the NYSE, or otherwise, including in connection with a sale of Hasbro, at a net price higher than the purchase price. See Section 2. Hasbro gives no assurance, however, as to the price or prices at which a shareholder may be able to sell their non-tendered shares in the future.

     As of February 25, 2000, Hasbro had issued and outstanding 190,382,899 shares and had reserved 31,262,422 shares for issuance under Hasbro's Employee Incentive Stock Option Plan, the Non Qualified Stock Option Plan, the 1992 Stock Incentive Plan, the Stock Incentive Performance Plan, the Employee Non-Qualified Stock Plan and the Stock Option Plan for Non-Employee Directors, in each case, as amended and collectively referred to as the "Plans". As of February 25, 2000, Hasbro had reserved 17,262,500 shares for issuance under outstanding warrants.

     The 17,250,000 shares Hasbro is offering to purchase under the tender offer represent approximately 9.1% of Hasbro's shares outstanding on February 25, 2000. The shares are listed and traded on the NYSE under the trading symbol "HAS". On February 24, 2000, the last trading day before the date of announcement of the tender offer, the last reported sale price of the shares as reported on the NYSE Composite Tape was $14.50. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See
Section 7.

RECENT DEVELOPMENTS

     On September 30, 1999, Hasbro completed its previously announced acquisition of Wizards of the Coast, Inc., a privately held publisher of hobby games and fantasy and science fiction literature, for approximately $325 million, subject to post closing adjustment and certain contingent payment rights. In February 2000, Hasbro made a post closing adjustment payment of approximately $83 million.

     On December 7, 1999, Hasbro announced a Consolidation Program to continue to enhance shareholder value. The Consolidation Program includes further consolidation of Hasbro's manufacturing and sourcing activities and product lines, plus streamlining and continued regionalization of marketing, sales and research and development activities worldwide. As a result, in the fourth quarter of 1999, Hasbro recognized pre-tax charges of $141.6 million on its financial statements. Implementation of the Consolidation Program began in 1999 and will be completed in 2000.

     On February 8, 2000, Hasbro reported record fourth quarter and full-year 1999 revenues, earnings and earnings per share, prior to charges related to the Consolidation Program. Net revenues for the year increased 28% to $4.2 billion compared to $3.3 billion in 1998. Net earnings for the year increased 30% to $286.6 million compared to $220.0 million in 1998, and diluted earnings per share increased 33% to $1.42 compared to $1.07 in 1998. These results include a loss of $0.01 per share attributable to initial spending for Games.com, Hasbro's Internet games initiative, and exclude $141.6 million of pre-tax charges ($97.7 million after tax) related to the Consolidation Program in 1999 and a $20.0 million one-time pre-tax charge ($13.6 million after tax) in 1998 to write-off acquired in process research and development related to Hasbro's purchase of MicroProse Inc. After the Consolidation Program charges, reported net earnings and diluted earnings per share in 1999 were $189.0 million and $0.93, respectively, compared to $206.4 million and $1.00, respectively, in 1998.

     As of the date of this document, Hasbro is unable to predict its results for the current fiscal quarter, and the results could be above or below current market expectations. Moreover, Hasbro does not expect to publicly announce its results of operations for the current fiscal quarter until April 25, 2000, which is after the currently scheduled expiration date. If the tender offer expires as currently scheduled, shareholders will have to decide whether or not to tender their shares, and to determine the price at which they are willing to tender their shares, before Hasbro's first quarter results are announced. For the reasons discussed above, Hasbro is unable at this time to predict how or if the announcement of its quarterly results will affect the trading price of its common stock.

                                THE TENDER OFFER

1.  NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the tender offer, Hasbro will purchase 17,250,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled "expiration date" of the tender offer at prices not in excess of $17.50 nor less than $15.25 per share, net to the seller in cash, without interest.

     The term "expiration date" means 12:00 Midnight, New York City time, on Monday, March 27, 2000, unless and until Hasbro, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by Hasbro, shall expire. See
Section 14 for a description of Hasbro's right to extend, delay, terminate or amend the tender offer. Hasbro reserves the right to purchase more than 17,250,000 shares under the tender offer. In accordance with the rules of the Securities and Exchange Commission, referred to as the Commission, Hasbro may purchase under the tender offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See
Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price prior to the expiration date will be subject to proration, except for "odd lots" (as defined below). The proration period and withdrawal rights expire on the expiration date.

     If (1) Hasbro increases the price to be paid for shares above $17.50 per share or decreases the price to be paid for shares below $15.25 per share, Hasbro materially increases the dealer manager fee or Hasbro increases the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or Hasbro decreases the number of shares being sought and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

     In accordance with Instruction 5 of the related letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not in excess of $17.50 nor less than $15.25 per share, at which they are willing to sell their shares to Hasbro under the tender offer. As promptly as practicable following the expiration date, Hasbro will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered under the tender offer and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. Hasbro intends to select the lowest purchase price, not in excess of $17.50 nor less than $15.25 net per share in cash, without interest, that will enable it to purchase 17,250,000 shares, or such lesser number of shares as are properly tendered, under the tender offer. Shares properly tendered under the tender offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. All shares tendered and not purchased under the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering shareholders at Hasbro's expense as promptly as practicable following the expiration date.

     If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is less than or equal to 17,250,000 shares, or such greater number of shares as Hasbro may elect to purchase, subject to applicable law, Hasbro will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

     Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 17,250,000 shares, or such greater number of shares as Hasbro may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date, Hasbro will purchase properly tendered shares on the basis set forth below:

     (a) Hasbro will purchase all shares properly tendered and not properly withdrawn before the expiration date by any odd lot holder who:

          (1) tenders all shares owned beneficially or of record by such odd lot holder at a price at or below the purchase price (tenders of less than all the shares owned by such odd lot holder will not qualify for this preference); and

          (2) completes the section entitled "Odd Lots" in the related letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

     (b) after the purchase of all of the foregoing shares, Hasbro will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

     Odd Lots. For purposes of the tender offer, the term "odd lots" shall mean all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder", who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the related letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares on the NYSE. Any shareholder wishing to tender all of such shareholder's shares pursuant to the tender offer should complete the section entitled "Odd Lots" in the related letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     Hasbro also reserves the right, but will not be obligated, to purchase all shares duly tendered by any shareholder who tenders all shares beneficially or of record owned at or below the purchase price and who, as a result of proration, would then beneficially or of record own an aggregate of fewer than 100 shares. If Hasbro exercises this right, it will increase the number of shares that it is offering to purchase in the tender offer by the number of shares purchased through the exercise of such right, subject to applicable law.

     Proration. If proration of tendered shares is required, Hasbro will determine the proration factor as soon as practicable following the expiration date. Proration for each shareholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by such shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, at or below the purchase price. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure, Hasbro does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until approximately seven business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Shareholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain such information from their brokers.

     As described in Section 13, the number of shares that Hasbro will purchase from a shareholder under the tender offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The related letter of transmittal affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration. See Section 13.

     This offer to purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Hasbro's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.  PURPOSE OF THE TENDER OFFER; MATERIAL EFFECTS OF THE TENDER OFFER.

     Hasbro is making the tender offer because Hasbro's board of directors believes that the shares are undervalued in the public market. The tender offer effectively accelerates Hasbro's existing $500 million share repurchase program approved by the board of directors of Hasbro on December 6, 1999. Hasbro believes that the tender offer constitutes a prudent use of its financial resources, given Hasbro's business profile, assets and current market price, because Hasbro believes that investing in Hasbro's shares is an attractive use of capital and an efficient means to provide value to its shareholders. The tender offer represents the opportunity to return a portion of Hasbro's cash to shareholders who elect to tender their shares, permitting them to invest such cash according to their preferences and objectives. Accordingly, the tender offer is consistent with Hasbro's long-term corporate goal of increasing shareholder value. After the tender offer is completed, Hasbro expects to have sufficient cash flow and access to other sources of funding to meet Hasbro's cash needs for normal operations and anticipated capital expenditures for the foreseeable future. In addition, Hasbro does not believe that the consummation of the tender offer will foreclose possible future acquisitions by Hasbro.

     The tender offer provides shareholders of Hasbro who are considering a sale of all or a portion of their shares with the opportunity to determine the price or prices, not in excess of $17.50 nor less than $15.25 per share, at which they are willing to sell their shares and, subject to the terms and conditions of the tender offer and where shares are tendered by the registered owner thereof directly to the depositary, to sell those shares for cash without the usual transaction costs associated with open market sales. In addition, odd lot holders who hold shares in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their shares in a NYSE transaction. The tender offer allows shareholders to sell a portion of their shares while retaining a continuing equity interest in Hasbro. Shareholders who do not accept the tender offer will realize a proportionate increase in their relative equity interest in Hasbro, subject to Hasbro's right to issue additional shares and other equity securities in the future. In determining whether to tender shares under the tender offer, shareholders should consider the possibility that they may be able to sell their non-tendered shares in the future on the NYSE, or otherwise, including in connection with a sale of Hasbro, at a net price higher than the purchase price. Hasbro gives no assurance, however, as to the price or prices at which a shareholder may be able to sell their non-tendered shares in the future.

     Hasbro expects to fund the purchase of shares under the tender offer and the payment of related fees and expenses from available cash and the net proceeds of the issuance and sale of unsecured short-term commercial paper notes. Hasbro has obtained a commitment from Citibank, N.A. to provide up to $300 million of short-term financing, including as a backstop to the proposed commercial paper issuance. The tender offer is not subject to Hasbro's receipt of financing. See Section 8.

     THE BOARD OF DIRECTORS OF HASBRO HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER HASBRO NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THIS DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL, CONSULT

WITH YOUR OWN INVESTMENT AND TAX ADVISORS AND MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. HASBRO'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED HASBRO THAT THEY WILL NOT TENDER ANY SHARES IN THE TENDER OFFER. SEE SECTION 10.

     The board of directors of Hasbro has authorized Hasbro to use the remaining portion of the December 6, 1999 $500 million share repurchase authorization, which is anticipated to be in excess of $200 million, to purchase shares of its common stock from time to time on the open market beginning no earlier than 10 business days following the expiration date. Future purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the tender offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended, prohibits Hasbro and its affiliates from purchasing any shares, other than under the tender offer, until at least ten business days after the expiration date. Future purchases by Hasbro or its affiliates whether under the open market purchase program or otherwise may be on the open market, in private transactions, through tender offers or otherwise. Any future purchases by Hasbro or its affiliates will depend on many factors, including the market price of the shares, the results of the tender offer, Hasbro's business and financial position and general economic and market conditions.

     Shares Hasbro acquires under the tender offer will be held in Hasbro's treasury and will be available for Hasbro to issue without further shareholder action, except as required by applicable law or the rules applicable to companies with shares traded on the NYSE or any other securities exchange on which the shares may be listed, for general corporate purposes including, but not limited to, the satisfaction of obligations under existing or future warrants and the Plans. Except for the use of the treasury shares to satisfy its obligations under existing warrants and the Plans, Hasbro has no current plans for the issuance of shares repurchased under the tender offer by Hasbro.

     Except as otherwise disclosed in this document, Hasbro has no plans, proposals or negotiations that relate to or would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving Hasbro or any of its subsidiaries;

     - any purchase, sale or transfer of a material amount of assets of Hasbro or any of its subsidiaries;

     - any material change in the present dividend rate or policy, or indebtedness or capitalization of Hasbro;

     - any change in the present board of directors or management of Hasbro, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer;

     - any other material change in Hasbro's corporate structure or business;

     - any class of equity securities of Hasbro being delisted from a national securities exchange or ceasing to be authorized for quotation in an automated quotations system operated by a national securities association;

     - any class of equity securities of Hasbro becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

     - the suspension of Hasbro's obligation to file reports under Section 15(d) of the Exchange Act;

     - the acquisition by any person of additional securities of Hasbro or the disposition of securities of Hasbro; or

     - any change in Hasbro's restated articles of incorporation, restated and amended by-laws or other governing instruments or other actions which could impede the acquisition of control of Hasbro.

     Hasbro anticipates seeking the approval of its shareholders at its 2000 Annual Meeting scheduled to be held on May 17, 2000 to the amendment of its restated articles of incorporation to increase authorized common stock.

3.  PROCEDURES FOR TENDERING SHARES.

     Proper Tender of Shares. For shares to be tendered properly under the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by the letter of transmittal, must be received before 12:00 Midnight, New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this document or (2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES UNDER THE TENDER OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED
(1) "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.125) AT WHICH SHARES ARE BEING TENDERED OR (2) "SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER" ON THE LETTER OF TRANSMITTAL THAT THE SHAREHOLDER WILL ACCEPT THE PURCHASE PRICE DETERMINED BY HASBRO IN ACCORDANCE WITH THE TERMS OF THE TENDER OFFER. Shareholders who desire to tender shares at more than one price must complete a separate letter of transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. TO TENDER SHARES PROPERLY, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

     IN ADDITION, ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

     SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

     Signature Guarantees and Method of Delivery. No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the "book-entry transfer facility", whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the letter of transmittal. If a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

     Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent's message, in the case of a book-entry transfer and any other documents required by the letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF

TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this document, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this document before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Hasbro may enforce such agreement against such participant.

     Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 31% of the gross proceeds payable to a shareholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding. Specified shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the depositary. See Instructions 13 and 14 of the related letter of transmittal.

     TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER THE TENDER OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of United States federal income tax consequences to tendering shareholders, see Section 13.

     Federal Income Tax Withholding on Foreign Shareholders. Even if a foreign shareholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign shareholder or his or her agent unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not a "United States holder" (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the depositary a properly completed and executed IRS Form 4224. The depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (for example, IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder satisfies one of the "Section 302 tests" for capital gain treatment described in Section 13 (for example, the "complete termination", "substantially disproportionate" or "not essentially equivalent to a dividend" tests) or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

     FOREIGN SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE. SEE INSTRUCTIONS 13 AND 14 OF THE LETTER OF TRANSMITTAL.

     Guaranteed Delivery. If a shareholder desires to tender shares under the tender offer and the shareholder's share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (a) the tender is made by or through an eligible guarantor institution;

     (b) the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery substantially in the form Hasbro has provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

     (c) the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent's message, or other documents required by the letter of transmittal, are received by the depositary within three NYSE trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

     Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the tender offer or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

     Hasbro Options and Warrants. Hasbro is not offering, as part of the tender offer, to purchase any options or warrants outstanding and tenders of options or warrants will not be accepted. Holders of options or warrants who wish to participate in the tender offer may exercise their options or warrants and purchase shares of common stock and then tender the shares under the tender offer, provided that any exercise of an option or warrant and tender of shares is in accordance with the terms of the applicable Plan and option or warrant agreements. In no event are any options or warrants to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of an option or warrant cannot be revoked even if all or a portion of the shares received upon the exercise and tendered in the tender offer are not purchased in the tender offer for any reason.

     Hasbro Dividend Reinvestment and Cash Stock Purchase Program. Shareholders who are participants in Hasbro's Dividend Reinvestment and Cash Stock Purchase Program and who wish to tender DRPP shares under the tender offer should so indicate (1) by marking "Yes" in the section of the letter of transmittal captioned "Dividend Reinvestment and Cash Stock Purchase Program Shares" and (2) whether they are tendering all (including any fractional DRPP share) or a partial amount of their DRPP shares. Partial tenders of DRPP shares must be for whole share amounts; fractional DRPP shares will not be accepted for a partial tender. Participants in the Dividend Reinvestment and Cash Stock Purchase Program are urged to read the applicable section of the letter of transmittal and Instruction 16 of the letter of transmittal.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Hasbro, in its sole discretion, and its determination will be final and binding on all parties. Hasbro reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Hasbro's counsel (including internal counsel of Hasbro), be unlawful. Hasbro also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and Hasbro's interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by Hasbro. None of Hasbro, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

     Tendering Shareholder's Representation and Warranty; Hasbro's Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder's representation and warranty to Hasbro that (1) the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (x) shares tendered or (y) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Hasbro's acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering shareholder and Hasbro upon the terms and conditions of the tender offer.

     Lost or Destroyed Certificates. Shareholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact the depositary at (800) 733-5001, for instructions as to the documents which will be required to be submitted together with the letter of transmittal in order to receive certificate(s) representing the shares. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. Shareholders are urged to contact the depositary immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL,

MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO HASBRO, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO HASBRO, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date and, unless theretofore accepted for payment by Hasbro under the tender offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Monday, April 24, 2000.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this document. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

     If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Hasbro, in its sole discretion, whose determination will be final and binding. None of Hasbro, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

     If Hasbro extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to Hasbro's rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of Hasbro, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, Hasbro (1) will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering shareholders and (2) will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date. For purposes of the tender offer, Hasbro will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

     Upon the terms and subject to the conditions of the tender offer, as promptly as practicable after the expiration date, Hasbro will accept for payment and pay a single per share purchase price for 17,250,000 shares, subject to increase or decrease as provided in Section 14, properly tendered, or such lesser number of shares as are properly tendered, at prices not in excess of $17.50 nor less than $15.25 per share and not properly withdrawn as permitted in Section 4.

     Hasbro will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Hasbro and transmitting payment to the tendering shareholders.

     In the event of proration, Hasbro will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, Hasbro does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, to the tendering shareholder at Hasbro's expense as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY HASBRO REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur, Hasbro may not be obligated to purchase shares under the tender offer. See Section 6.

     Hasbro will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

6.  CONDITIONS OF THE TENDER OFFER.

     Notwithstanding any other provision of the tender offer, Hasbro will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after February 29, 2000 and before the expiration date any of the following events shall have occurred (or shall have been determined by Hasbro to have occurred) that, in Hasbro's sole judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by Hasbro), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

(a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly
    (i) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer or (ii) in Hasbro's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Hasbro and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Hasbro or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to Hasbro;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Hasbro or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Hasbro's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict the ability of Hasbro, or render Hasbro unable, to accept for payment or pay for some or all of the shares, (iii) materially impair the contemplated benefits of the tender offer to Hasbro or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Hasbro and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Hasbro or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to Hasbro;

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union,
    (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in Hasbro's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States or the European Union, (v) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of Hasbro, have a material adverse effect on Hasbro's business, operations or prospects or the trading in the shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 7% measured from the close of business on February 28, 2000;

(d) a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving Hasbro or any subsidiary, shall have been proposed, announced or made by any person;

(e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before February 28, 2000), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before February 28, 2000 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Hasbro or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the board of directors of Hasbro;

(f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of Hasbro or its subsidiaries that, in Hasbro's sole judgment, is or may be material to Hasbro or its subsidiaries; or

(g) Hasbro determines that the completion of the tender offer and the purchase of the shares may cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

     The foregoing conditions are for the sole benefit of Hasbro and may be asserted by Hasbro regardless of the circumstances (including any action or omission by Hasbro) giving rise to any such condition, and may be waived by Hasbro, in whole or in part, at any time and from time to time in its sole discretion. Hasbro's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Hasbro concerning the events described above will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

     The shares are listed and traded on the NYSE under the trading symbol "HAS". Prior to June 23, 1999, the shares were listed and traded on the American Stock Exchange, referred to as the "AMEX". The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share on the NYSE Composite Tape or the AMEX Composite Tape, as applicable, and the cash dividends paid, or declared, per share in each of those fiscal quarters. The per share amounts have been adjusted, where applicable, to reflect the 3-for-2 stock split declared on February 19, 1999, and paid on March 15, 1999.

                                                              HIGH           LOW            DIVIDENDS
                                                              ----           ----           ----------
Fiscal 1998:
  First Quarter.............................................  $ 25 3/4       $ 19 7/8         $0.05
  Second Quarter............................................    27 1/16        23 1/8          0.05
  Third Quarter.............................................    27 1/4         19 5/8          0.05
  Fourth Quarter............................................    25 7/16        18 5/8          0.05
Fiscal 1999:
  First Quarter.............................................  $ 30 1/8       $ 21 13/16       $0.06
  Second Quarter............................................    37             27              0.06
  Third Quarter.............................................    28 5/8         21 15/16        0.06
  Fourth Quarter............................................    24 1/4         16 7/8          0.06
Fiscal 2000:
  First Quarter (through February 24, 2000).................  $ 19 1/8       $ 14 3/8         $0.06(1)

---------------
(1) On February 17, 2000, the board of directors of Hasbro declared a quarterly dividend of $0.06 per share payable on May 15, 2000 to holders of record on May 1, 2000.

     On February 24, 2000, the last trading day before the date of announcement of the tender offer, the last reported sale price of the shares on the NYSE Composite Tape was $14.50. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Rights Plan. On June 16, 1999, Hasbro entered into a rights agreement with BankBoston, N.A., as Rights Agent. This agreement replaced a previous rights agreement, dated June 4, 1989, which expired on June 30, 1999.

     The rights attach to all certificates representing shares of common stock outstanding at the close of business on June 30, 1999 and will attach to any shares of common stock issued by Hasbro, including upon the exercise of any warrants and options or upon conversion of any convertible debt securities, after June 30, 1999, and prior to the "distribution date", as defined below. The rights will become exercisable and will separate from the common stock and be represented by separate certificates on the distribution date; the date which is approximately 10 days after anyone acquires or commences a tender offer to acquire 15% or more of Hasbro's outstanding common stock, referred to as an "acquiring person". The rights will not be exercisable until such date, if any, and will expire on June 30, 2009, unless this date is extended or unless the rights are earlier exchanged or redeemed by Hasbro. Upon the distribution date, the rights will initially be exercisable, at a price of $140, for one ten-thousandth of a share of Hasbro's Junior Participating Preference Stock, although the terms of the exercise are subject to adjustment under the rights agreement. Under the rights agreement, the following are not acquiring persons:

     - Hasbro;

     - any of Hasbro's subsidiaries;

     - employee benefit plans of Hasbro or any of its subsidiaries;

     - individuals and entities connected with the Hassenfeld family, as described in the rights agreement;

     - any person who becomes the owner of 15% or more of the common stock by virtue of a repurchase of common stock by Hasbro, unless after becoming aware of this fact, such person acquires an additional 1%; and

     - any person who reports the ownership of 15% or more of the common stock in a filing under the Exchange Act, who does not state any intention to control the management of Hasbro and who, upon request, certifies to Hasbro that the 15% threshold was crossed inadvertently and with no knowledge of the terms of the rights.

     Upon any person becoming an acquiring person, subject to the exception noted below in this paragraph, each right will entitle the holder to purchase a number of shares of common stock of Hasbro having a then current market value of twice the exercise price of the right. For example, at the initial exercise price of $140, upon exercise, each right would entitle its holder to receive $280 worth of common stock of Hasbro or other consideration, as described below. A holder of a right will not be entitled to purchase shares if any person becomes an acquiring person in a tender offer or exchange offer for all outstanding shares that has been determined by the board of directors of Hasbro, after receiving advice from one or more investment banking firms, to be at a price which is fair to and otherwise in the best interests of Hasbro and its shareholders.

     In addition, each right will entitle the holder to purchase a number of shares of common stock of the acquiring company having a current market value of twice the exercise price of the right, if, after the date upon which someone has become an acquiring person:

     - Hasbro is party to a merger or another business combination transaction in which Hasbro is not the surviving corporation;

     - Hasbro is the surviving corporation in a merger or other business combination, but all or part of its common stock is changed into or exchanged for stock or other securities of another person, cash or any other property; or

     - Hasbro sells or disposes of 50% or more of its consolidated assets, cash flow or earning power.

     If any of the above events occur, the acquiring company shall assume all of Hasbro's obligations under the rights agreement.

     From and after the occurrence of the event which triggers the exercise of the rights, any rights that are or were acquired or beneficially owned by any acquiring person, any associate or any affiliate shall be void and any holder of these rights shall thereafter have no right to exercise or transfer these rights.

     At any time prior to the earlier of ten business days following the date upon which someone has become an acquiring person and the expiration date of the rights, Hasbro's board of directors may redeem all, but not less than all, of the outstanding rights at a price of $0.01 per right, subject to adjustment, payable in cash, shares of common stock of Hasbro or other consideration. Immediately upon any redemption of the rights, the right to exercise the rights will terminate, and the only right of the holders of rights will be to receive the redemption price. The exercisability of the rights triggered by someone becoming an acquiring person, as described above, will not occur until after the expiration of this redemption right. If however, a majority of Hasbro's board of directors was elected by shareholder action, by written consent or is not comprised of members who were nominated by the predecessor board of directors, the rights shall not be redeemed for a period of 180 days following the election if this type of a redemption is likely to have the effect of allowing anyone to become an acquiring person or to otherwise trigger the exercisability of the rights, as described above.

     At any time after a person becomes an acquiring person and prior to the acquisition by a person or group of 50% or more of Hasbro's outstanding common stock, Hasbro's board of directors may exchange the rights, other than those rights owned by the acquiring person or group which have become void. This exchange may be in whole or in part, at a ratio of one share of common stock per right, subject to adjustment.

     In the event that, after the rights become exercisable for shares of Hasbro's common stock, there is an insufficient number of shares of Hasbro's common stock available to permit the full exercise of the rights, Hasbro's board of directors has the ability to substitute an equivalent value in:

     - cash;

     - a reduction in the exercise price of the right;

     - shares of preference stock with an equivalent value to Hasbro's common stock;

     - debt securities;

     - other assets; or

     - any combination of the foregoing.

     Prior to the distribution date, the rights agreement may be amended by Hasbro's board of directors without the consent of the holders of the rights. After the distribution date, the rights agreement may only be amended by Hasbro's board of directors, without the consent of the holders of the rights, as follows:

     - to cure any ambiguity;

     - to correct any provisions which are defective or inconsistent;

     - to shorten or lengthen any time period, though any lengthening must be for the purpose of protecting the interests of the holders of the rights; or

     - to make changes which do not adversely affect the interests of the holders of the rights.

The rights agreement may not be amended, however, at any time when the rights are not redeemable.

     Until a holder of a right exercises the right, the holder will have no rights as a shareholder of Hasbro, including, without limitation, the right to vote or to receive dividends.

     While the distribution of the rights will not be taxable to shareholders or to Hasbro, shareholders may, depending on the circumstances, recognize taxable income in the event that the rights become exercisable for Hasbro's common stock, or other consideration, or in the event the rights are redeemed by Hasbro.

     The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Hasbro in a manner which causes the rights to become exercisable. Hasbro does not believe, however, that the rights would affect any prospective offeror willing to make an offer at a price that is fair and otherwise in the best interests of Hasbro and its shareholders, since the board of directors would be required by its fiduciary duties under applicable law to consider the offer. If the offer were fair and otherwise in the best interests of the shareholders, the board of directors could, at its option, exercise its right to redeem the rights as described above. In considering the merits of a proposed offer under Rhode Island law and Hasbro's restated articles of incorporation, Hasbro's directors are authorized to take into account the interests of Hasbro in addition to the interests of its shareholders. In considering the interests of Hasbro, Hasbro's directors may evaluate the effect of the proposed offer on Hasbro's employees, suppliers, creditors and customers. Hasbro's directors may also consider the effect of the proposed offer on the communities in which Hasbro operates as well as the long and short term interests of Hasbro, including the possibility that these interests may be best served by the continued independence of Hasbro. If in considering any of these factors, the board of directors determines the proposed offer is not in the best interests of Hasbro, the board of directors may reject the offer and has no obligation to facilitate or refrain from impeding the proposed offer. Because of the redemption right, the rights should not interfere with any merger or business combination approved by Hasbro's board of directors.

     The foregoing description of the rights is qualified in its entirety by reference to the rights agreement, a copy of which has been filed as Exhibit 4 to Form 8-K filed by Hasbro on June 16, 1999 with the Commission. Such reports and exhibits may be obtained from the Commission in the manner provided in
Section 9.

8.  SOURCE AND AMOUNT OF FUNDS.

     Assuming Hasbro purchases 17,250,000 shares under the tender offer at a purchase price of $17.50 per share, Hasbro expects the maximum aggregate cost, including all fees and expenses applicable to the tender offer, to be approximately $300 million. Hasbro expects to fund the purchase of shares under the tender offer and the payment of related fees and expenses from available cash and the net proceeds of the issuance and sale of unsecured short term commercial paper notes. Such notes will have fixed rates and maturities of up to one year. Hasbro has obtained a commitment from Citibank, N.A. to provide up to $300 million of short-term financing, including as a backstop to the proposed commercial paper issuance. The commitment from Citibank relates to a commitment to provide a 90-day revolving credit facility with a facility fee of 0.07% per annum. At Hasbro's option, any advance will be available at a (1) fluctuating rate equal to Citibank's Base Rate at the time of advance or (2) periodic fixed rate equal to the London Interbank Offered Rate plus 0.33% per annum. The latter rate will be fixed for interest periods of one or two months. Prior to any advance, Hasbro and Citibank will enter into loan documentation containing terms substantially similar to Hasbro's previous credit agreement, dated as of September 29, 1999, with Citibank. In the event that the revolving credit facility is put in place, Salomon Smith Barney Inc. will act as lead arranger and book manager. The tender offer is not subject to Hasbro's receipt of financing.

     Hasbro intends to replace a significant portion of its short-term indebtedness with the issuance and sale of senior notes under its existing effective shelf registration statement. If issued, the specific terms of the senior notes will be described in a prospectus supplement to be filed by Hasbro with the Commission. While Hasbro currently expects to complete such sale during the pendency of the tender offer or soon thereafter, such sale is not a condition to the tender offer.

9.  CERTAIN INFORMATION CONCERNING HASBRO.

     Hasbro is subject to the information requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. Hasbro is required to disclose in such proxy statements certain information, as of particular dates, concerning Hasbro's directors and executive officers, their compensation, stock options granted to them, the principal holders of Hasbro's securities and any material interest of such persons in transactions with Hasbro. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Hasbro has filed with the Commission an Issuer Tender Offer Statement on Schedule TO and Amendment No. 1 to the Schedule TO which include additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and also should be available for inspection and copying at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. These reports, statements and other information concerning Hasbro can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Hasbro urges you to review its Annual Report on Form 10-K for the year ended December 27, 1998, its Quarterly Reports on Form 10-Q for the quarters ended March 28, 1999, June 27, 1999 and September 26, 1999, and its Current Reports on Form 8-K filed on April 15, 1999, June 16, 1999, July 15, 1999, October 14, 1999, December 7, 1999, and February 8, 2000.

10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of February 25, 2000, Hasbro had issued and outstanding 190,382,899 shares and had reserved 31,262,422 shares for issuance under the Plans and 17,262,500 shares for issuance under outstanding warrants. The 17,250,000 shares Hasbro is offering to purchase under the tender offer represent approximately 9.1% of the shares outstanding on February 25, 2000.

     As of February 25, 2000, all directors and executive officers of Hasbro and its subsidiaries as a group (23 persons) beneficially owned an aggregate of 23,737,020 shares (including 4,202,761 shares issuable upon the exercise of options exercisable within 60 days of such date) which constituted approximately 12.2% of the outstanding shares (including shares issuable if options held by Hasbro's and its subsidiaries' directors and executive officers exercisable within 60 days of such date were exercised). Hasbro's directors and executive officers have advised Hasbro they will not tender any shares in the tender offer. If Hasbro purchases 17,250,000 shares under the tender offer (approximately 9.1% of the outstanding shares as of February 25, 2000), and assuming no director or executive officer tenders any shares under the tender offer (as is intended by the directors and executive officers), then after the purchase of shares under the tender offer, all directors and executive officers of Hasbro and its subsidiaries as a group would beneficially own approximately 13.4% of the outstanding shares (including shares issuable if options held by Hasbro's and its subsidiaries' directors and executive officers exercisable within 60 days of such date were exercised) immediately after the tender offer.

     As of February 25, 2000, no director or executive officer of Hasbro and its subsidiaries had beneficial ownership of more than 1% of the outstanding shares, except Alan G. Hassenfeld, Chairman of the Board of Directors and Chief Executive Officer of Hasbro, whose beneficial ownership was approximately 10.3% of the outstanding shares (including shares issuable if options held by Mr. Hassenfeld exercisable within 60 days of such date were exercised). If Hasbro purchases 17,250,000 shares under the tender offer, and assuming no shares beneficially owned by Mr. Hassenfeld are tendered in the tender offer (as is intended by Mr. Hassenfeld) shares beneficially owned by Mr. Hassenfeld would represent approximately 11.3% of the outstanding shares (including shares issuable if options held by Mr. Hassenfeld exercisable within 60 days of such date were exercised) immediately after the tender offer.

     Based on Hasbro's records and information provided to Hasbro by its directors, executive officers, associates and subsidiaries, neither Hasbro, nor any associate or subsidiary of Hasbro nor, to the best of Hasbro's knowledge, any of the directors or executive officers of Hasbro or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the shares during the 60 days before the date hereof, except,
(1) on February 10, 2000, Martin R. Trueb, Senior Vice President and Treasurer of Hasbro, purchased 2,000 shares in an open market transaction on the NYSE at a price of $15.25, (2) on February 10, 2000, Douglas J. Schwinn, Senior Vice President and Chief Information Officer of Hasbro, purchased 2,500 shares in an open market transaction on the NYSE at a price of

$15.50 per share and (3) the following share repurchases were effected by Hasbro in open market transactions on the NYSE through a registered broker-dealer:

                                       AVERAGE PRICE
DATE                SHARES PURCHASED   PER SHARE PAID
----                ----------------   --------------
January 3, 2000          10,000           $18.5625
January 4, 2000          40,000            17.9844
January 5, 2000          25,000            16.8625
January 6, 2000          85,000            16.0662
January 7, 2000         100,000            16.2500
January 10, 2000         21,000            17.1488
January 11, 2000        100,000            17.2531
January 12, 2000        100,000            17.1906
January 13, 2000        100,000            17.1719
January 14, 2000         24,000            16.6615
January 18, 2000        100,000            16.4875
January 19, 2000        150,000            16.1688
January 20, 2000        180,000            15.7038
January 21, 2000        150,000            15.6550
January 24, 2000        120,000            15.8125
January 25, 2000        100,000            15.4875
January 26, 2000        100,000            15.3537
January 27, 2000        100,000            15.7344
January 28, 2000         75,000            15.5018
January 31, 2000        100,000            15.4868
February 1, 2000        100,000            15.1156
February 2, 2000        100,000            16.0844
February 3, 2000        100,000            16.4645
February 4, 2000        100,000            16.2163
February 10, 2000       100,000            15.2000
February 11, 2000       230,000            14.8662
February 14, 2000       100,000            15.7781
February 15, 2000       100,000            16.0946
February 16, 2000       100,000            15.8375
February 17, 2000       200,000            15.6875

     Except as otherwise described herein, neither Hasbro nor, to the best of Hasbro's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any securities of Hasbro, including, but not limited to, any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of the securities of Hasbro, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECTS OF THE TENDER OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     Hasbro's purchase of shares under the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, Hasbro anticipates that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, Hasbro does not believe that its purchase of shares under the tender offer will cause Hasbro's remaining outstanding shares to be delisted from the NYSE.

     The shares are now "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. Hasbro believes that, following the purchase of shares under the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

     The shares are registered under the Exchange Act, which requires, among other things, that Hasbro furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of Hasbro's shareholders. Hasbro believes that its purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     Except as described above, Hasbro is not aware of any license or regulatory permit that appears material to Hasbro's business that might be adversely affected by Hasbro's acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by Hasbro as contemplated by the tender offer. Should any such approval or other action be required, Hasbro presently contemplates that it will seek that approval or other action. Hasbro is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to Hasbro's business and financial condition. Hasbro's obligations under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13.  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. For purposes of this discussion, a "United States holder" means:

     - a citizen or resident of the United States;

     - a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     Holders of shares who are not United States holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

     SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE TENDER OFFER.

     Characterization of the Purchase. The purchase of a United States holder's shares by Hasbro under the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from Hasbro.

     Under Section 302 of the Code, a United States holder whose shares are purchased by Hasbro under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

     - results in a "complete termination" of the United States holder's equity interest in Hasbro;

     - results in a "substantially disproportionate" redemption with respect to the United States holder; or

     - is "not essentially equivalent to a dividend" with respect to the United States holder.

     Each of these tests, referred to as the "Section 302 tests", is explained in more detail below.

     If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold its shares to Hasbro and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by Hasbro under the tender offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by Hasbro from a United States holder under the tender offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased by Hasbro in the event of proration under the tender offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

     If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by Hasbro under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by Hasbro under the tender offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of Hasbro's current and accumulated earnings and profits (within the meaning of the Code). To the extent the amount exceeds the United States holder's share of Hasbro's current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by Hasbro under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder (and may be lost if the United States holder does not actually retain any stock ownership in Hasbro).

     Constructive Ownership of Stock and Other Issues.  In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether Hasbro's purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

     If a United States holder sells shares to persons other than Hasbro at or about the time the United States holder also sells shares to Hasbro under the tender offer, and the sales effected by the United States holder are part of an overall plan to reduce or terminate the United States holder's proportionate interest in Hasbro, then the sales to persons other than Hasbro may be integrated with the United States holder's sale of shares under the tender offer and, if integrated, should be taken into account in determining whether the United States holder satisfies any of the Section 302 tests described below. United States holders should consult their tax advisors regarding the treatment of other sales of shares which may be integrated with the purchase of their shares by Hasbro under the tender offer.

     Hasbro cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause Hasbro to accept fewer shares than are tendered. Therefore, no assurance can be given that Hasbro will purchase a sufficient number of a United States holder's shares under the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

     Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by Hasbro under the tender offer to be treated as a sale or exchange for federal income tax purposes:

        - Complete Termination Test. The purchase of a United States holder's shares by Hasbro under the tender offer will result in a "complete termination" of the United States holder's equity interest in Hasbro if all of the shares that are actually owned by the United States holder are sold under the tender offer and all of the shares that are constructively owned by the United States holder, if any, are sold under the tender offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

        - Substantially Disproportionate Test. The purchase of a United States holder's shares by Hasbro under the tender offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer).

        - Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares by Hasbro under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in Hasbro as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a shareholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

     Corporate Shareholder Dividend Treatment. In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations and may not be available if, for example, a corporate United States holder does not satisfy certain holding period requirements with respect to its shares or if its shares are treated as "debt financed portfolio stock" within the meaning of Section 246A of the Code. In addition, any amount received by a corporate United States holder pursuant to the tender offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Because the determination of whether a dividend constitutes an "extraordinary dividend" is based on a factual inquiry, corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

     Foreign Shareholders. Generally, the depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid under the tender offer to a foreign shareholder (as defined in Section 3) or his agent, unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign shareholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld.

     Shareholders Who do not Receive Cash Under the Tender Offer. Shareholders whose shares are not purchased by Hasbro under the tender offer will not incur any tax liability as a result of the completion of the tender offer.

     Backup Withholding. See Section 3 with respect to the application of United States federal backup withholding tax.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.  EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT.

     Hasbro expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Hasbro to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Hasbro also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Hasbro's reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Hasbro must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Hasbro further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Hasbro to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which Hasbro may choose to make a public announcement, except as required by applicable law, Hasbro shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire.

     If Hasbro materially changes the terms of the tender offer or the information concerning the tender offer, Hasbro will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) Hasbro increases or decreases the price to be paid for shares, materially increases the dealer manager fee or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.  FEES AND EXPENSES.

     Hasbro has retained Salomon Smith Barney Inc. to act as its financial advisor, as well as the dealer manager, in connection with the tender offer. Salomon Smith Barney will receive reasonable and customary compensation. Hasbro also has agreed to reimburse Salomon Smith Barney for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of a single counsel, and to indemnify Salomon Smith Barney against specified liabilities in connection with the tender offer, including liabilities under the federal securities laws.

     Hasbro has retained D.F. King & Co., Inc. to act as information agent and BankBoston, N.A. to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by Hasbro for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable by Hasbro to brokers, dealers, commercial banks or trust companies (other than fees to the dealer manager and the information agent as described above) for soliciting tenders of shares under the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. Hasbro, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Hasbro, the dealer manager, the information agent or the depositary for purposes of the tender offer. Hasbro will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in this document and Instruction 7 in the related letter of transmittal.

16.  MISCELLANEOUS.

     Hasbro is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If Hasbro becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, Hasbro will make a good faith effort to comply with the applicable law. If, after such good faith effort, Hasbro cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Hasbro by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Hasbro has filed with the Commission an Issuer Tender Offer Statement on Schedule TO and Amendment No. 1 to the Schedule TO which contain additional information with respect to the tender offer. The Schedule TO and Amendment No. 1 thereto, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in
Section 9 with respect to information concerning Hasbro.

     HASBRO HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF HASBRO AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. HASBRO HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HASBRO OR THE DEALER MANAGER.

                                  HASBRO, INC.

February 29, 2000

     Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

                    The depositary for the tender offer is:
                                BANKBOSTON, N.A.
                                 (800) 733-5001

       By hand delivery:         By overnight delivery or express             By mail:
                                              mail:
Securities Transfer & Reporting          BankBoston, N.A.                 BankBoston, N.A.
         Services, Inc.              Attn: Corporate Actions          Attn: Corporate Actions
      c/o BankBoston, N.A.             40 Campanelli Drive                 P.O. Box 9573
 100 Williams Street, Galleria         Braintree, MA 02184             Boston, MA 02205-9573
       New York, NY 10038
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                            Facsimile transmission:

                                 (781) 575-4826

                   (For eligible guarantor institutions only)
                Confirm receipt of facsimile by telephone only:

                                 (781) 575-4816

     Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the offer to purchase, the related letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, shareholders are directed to contact the depositary.

                 The information agent for the tender offer is:
                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                         Call toll free (888) 460-7637

                  The dealer manager for the tender offer is:
                              SALOMON SMITH BARNEY

                              390 Greenwich Street
                            New York, New York 10013
                                 (800) 996-7920